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                                 EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Oxford Health Plans, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-49738, 33-70908, 333-988, 333-28109, 333-35693 and 33-94242) on Form S-8 of
Oxford Health Plans, Inc. of our report dated February 23, 1998, relating to the consolidated balance sheets of Oxford Health Plans, Inc. and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive earnings (loss), and cash flows for each of the years in the two-year period ended December 31, 1997, and the related consolidated financial statement schedules, which reports appear in the December 31, 1998 annual report on Form 10-K of Oxford Health Plans, Inc.

                                                                    KPMG LLP

Stamford, Connecticut
March 19, 1999


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